Exhibit 99.1

March 6, 2026

GCI Liberty, Inc. Announces 2026 Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBK) will be holding its virtual Annual Meeting of Stockholders on Monday, May 11, 2026 at 11:30 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/GCIL2026. The record date for the meeting is 5:00 p.m., New York City time, on March 23, 2026. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the GCI Liberty meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

In addition, access to the meeting will be available on the GCI Liberty website. All interested persons should visit https://www.gciliberty.com/investors/news-events/ir-calendar to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBK) consists of its wholly owned subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, voice and managed services to consumer and business customers throughout Alaska, serving more than 200 communities. GCI has invested $4.7 billion in its Alaska network and facilities over the past 45 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

GCI Liberty, Inc.
Hooper Stevens, +1 720-875-5406

Source: GCI Liberty, Inc.